UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2007

HILB ROGAL & HOBBS COMPANY

(Exact name of registrant as specified in its charter)

0-15981

(Commission File Number)

Virginia	54-1194795
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4951 Lake Brook Drive, Suite 500 Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 747-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 10, 2007, Hilb Rogal & Hobbs Company (the “Registrant”) entered into a Note Purchase and Private Shelf Agreement (the “Note Purchase Agreement”) with The Prudential Insurance Company of America (“Prudential”). In addition, on September 10, 2007, the Registrant entered into Amendment No. 2 to Credit Agreement and Joinder Agreement (the “Amendment and Joinder Agreement”) among the Registrant; Bank of America, N.A., as administrative agent; and the other lenders thereunder.

Under the Note Purchase Agreement, the Registrant issued $100.0 million of Senior Secured Notes, Series A (the “Series A Notes”) to Prudential. The Series A Notes will mature on August 27, 2017 and bear interest at a fixed rate of 6.44%. Proceeds from the Series A Notes were primarily used to repay the $98.8 million of outstanding term loans under the Registrant’s existing Credit Agreement with Bank of America, N.A. and other lenders. The Note Purchase Agreement also provides for an uncommitted shelf facility by which the Registrant may issue, over the next three years, up to $100.0 million of Senior Secured Notes to Prudential at a fixed interest rate and with a maturity date not to exceed ten years. The interest rate will be based on the Treasury Rate available at the time of borrowing plus a negotiated spread.

The Note Purchase Agreement provides, among other terms, requirements for maintaining certain financial ratios and specific limits or restrictions on foreign acquisitions, indebtedness, investments, payment of dividends, and repurchases of common stock. Management does not believe that the restrictions contained in the Note Purchase Agreement will, in the foreseeable future, adversely affect the Registrant’s ability to pay cash dividends at the current dividend rate. However, there can be no assurance in this regard.

The Note Purchase Agreement includes customary events of default including, without limitation, nonpayment of principal, interest or other amounts when due, covenant defaults, cross-defaults, bankruptcy events, and material judgments. Borrowings under the Note Purchase Agreement are guaranteed by certain principal subsidiaries of the Registrant and are secured by a pledge of the stock of those subsidiaries.

The Amendment and Joinder Agreement amends the Registrant’s Credit Agreement dated April 26, 2006, and subsequently amended, which provides a term loan facility and revolving credit facility (the “Revolving Credit Facility”). The Amendment and Joinder Agreement (i) permits the Registrant’s entry into the Note Purchase Agreement, (ii) increases the aggregate principal amount of the Revolving Credit Facility from $325.0 million to $445.0 million, (iii) permits the Registrant to request additional aggregate principal amounts up to $125.0 million for the Revolving Credit Facility, and (iv) consents to the acquisition of Banc of America Corporate Insurance Agency LLC and allows its exclusion from the acquisition limitation covenant of the Credit Agreement.

The foregoing descriptions of the Note Purchase Agreement and Amendment and Joinder Agreement (collectively, the “Agreements”) are qualified in their entirety by reference to the complete terms and conditions of the Agreements, copies of each of which will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.

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The news release relating to the above is attached as Exhibit 99.1 to this Report and is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 of this Report, the Registrant entered into two agreements on September 10, 2007. The disclosures regarding both of these agreements in Item 1.01 are incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	News release issued by the Registrant on September 10, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILB ROGAL & HOBBS COMPANY
(Registrant)

Date: September 13, 2007	By:	/s/ Michael Dinkins
Michael Dinkins
Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	News release issued by the Registrant on September 10, 2007